Continental Energy Corporation

21795  64TH AVENUE, LANGLEY

BC, V2Y-2N7, CANADA

PH 1-604-532-6066 FX 1-604-532-6068

WEB: www.continentalenergy.com

EMAIL: mail@continentalenergy.com

I N F O R M A T I O N     C I R C U L A R

Record Date: December 12, 2003

SHAREHOLDERS OF RECORD AT THE RECORD DATE ARE ENTITLED TO VOTE AT THE ANNUAL GENERAL MEETING. ALL INFORMATION CONTAINED IN THIS INFORMATION CIRCULAR IS CURRENT AS OF THE RECORD DATE EXCEPT AS OTHERWISE INDICATED HEREIN.

This information circular is furnished in connection with the solicitation of proxies by the management of CONTINENTAL ENERGY CORPORATION (the "Company") for use at the Annual General Meeting (the "AGM") of the Company to be held on Wednesday, January 21, 2004 at 10th Floor, 595 Howe Street, Vancouver, British Columbia, at the hour of 10:00 A.M., Vancouver time and at any adjournments thereof. Unless the context otherwise requires, references to the Company include the Company and its subsidiaries. The solicitation will be conducted by mail and may be supplemented by telephone or other personal contact to be made without special compensation by officers and employees of the Company. The cost of solicitation will be borne by the Company. Holders of the Company's common shares of record at the close of business on December 12, 2003 will be entitled to receive this information circular and notice of the AGM and vote at the AGM.

REVOCABILITY OF PROXY

The persons named as proxy holders in the enclosed form of proxy are directors or officers of the Company. Any member returning the enclosed form of proxy may revoke the same at any time insofar as it has not been exercised. In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing executed by the member or by his attorney authorized in writing or, if the member is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized, and deposited at the registered office of the Company, at any time up to and including the last business day preceding the day of the AGM, or any adjournment thereof, or with the chairman of the AGM on the day of the AGM.

VOTING OF PROXIES

A MEMBER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A MEMBER) TO ATTEND AND ACT FOR HIM AND ON HIS BEHALF AT THE MEETING OTHER THAN THE PERSONS DESIGNATED IN THE ACCOMPANYING FORM OF PROXY. TO EXERCISE THIS RIGHT, THE MEMBER MAY INSERT THE NAME OF THE DESIRED PERSON IN THE BLANK SPACE PROVIDED IN THE PROXY AND STRIKE OUT THE OTHER NAMES OR MAY SUBMIT ANOTHER PROXY. THE SHARES REPRESENTED BY PROXIES IN FAVOR OF MANAGEMENT WILL BE VOTED ON ANY BALLOT (SUBJECT TO ANY RESTRICTIONS THEY MAY CONTAIN) IN FAVOR OF THE MATTERS DESCRIBED IN THE PROXY. THE ENCLOSED FORM OF PROXY ALSO CONFERS DISCRETIONARY AUTHORITY UPON THE PERSON NAMES THEREIN AS PROXY HOLDER WITH RESPECT TO AMENDMENTS OR VARIATIONS TO MATTERS IDENTIFIED IN THE NOTICE OF MEETING AND WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THIS MEETING. AT THE DATE OF THIS INFORMATION CIRCULAR, MANAGEMENT OF THE COMPANY KNOWS OF NO SUCH AMENDMENTS, VARIATIONS OR OTHER MATTERS TO COME BEFORE THE MEETING.

COMPLETION AND RETURN OF PROXY

Completed forms of proxy must be deposited at the office of the Company’s registrar and transfer agent, Computershare Investor Services Inc., 510 Burrard Street, Vancouver, B.C. V6C 3B9, not later than forty-eight hours, excluding Saturdays, Sundays and holidays, prior to the time of the Meeting, unless the Chairman of the Meeting elects to exercise his discretion to accept proxies received subsequently.

THE COMPANY

Continental Energy Corporation (the "Company") was incorporated under the laws of the province of British Columbia on May 29, 1984 under the name "Intl. Focus Res. Inc.". On January 3, 1996 the Company changed its name from "Intl. Focus Res. Inc." to "Continental Copper Corporation". On October 23, 1997 the name of the Company was changed to Continental Energy Corporation. The address of the registered office of the Company and its address for service in Canada is located at 10th Floor, 595 Howe Street, Vancouver, British Columbia, V6C 2T5. The headquarters office and principal administrative office of the Company is located at 21795  64th avenue, Langley, BC, V2Y-2N7, Canada.

The Company is an oil and gas exploration enterprise focusing its efforts on low to medium risk and high potential reward properties in Indonesia. As of the date of this Information Circular the Company's oil and gas properties are not producing any revenues. All of the Company’s properties are in the exploration or pre-development stage and no proven oil and gas reserves are attributed to them.

SHARE TRADING MARKETS

The Company is a reporting issuer in British Columbia subject to the rules and regulation of the British Columbia Securities Commission (the "Commission"). The Company's Common Shares are quoted on the National Association of Securities Dealers (NASD) over-the-counter bulletin board (OTCBB) in the USA under the symbol "CPPXF" since 24 March 1998. The Company is a full reporting Company as defined by the US Securities and Exchange Commission (the "SEC"). The Company files annually with the SEC a "Form-20F" as a foreign corporation instead of the equivalent annual “Form-10K” required of domestic USA companies.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The Company is authorized to issue two hundred million (200,000,000) shares divided into 100,000,000 common shares without par value (the "Common Shares") and 100,000,000 preferred shares without par value. Of the 100,000,000 authorized Common Shares, 46,923,246 are issued and outstanding as of the date of this circular. No preferred shares are issued. The Board is authorized by the shareholders to create special classes of preferred shares in certain circumstances but no special class of preferred shares has yet been created. The holders of Common Shares are entitled to one vote for each Common Share held. Holders of Common Shares of record at the close of business on December 12, 2003 will be entitled to receive notice of and vote at the AGM. Particulars of the securities and voting Common Shares of the Company issued as of the record date are shown in the table below.

Authorized Capital		Issued and Outstanding Securities
Type of Security	Number of Shares	Last Audited Year End July 31, 2003	Last Unaudited Quarter End October 31, 2003	At The Record Date December 12, 2003
Common Shares	100,000,000	45,749,858	46,923,246	46,923,246
Preferred Shares	100,000,000	-0-	-0-	-0-

To the knowledge of the directors and senior officers of the Company, no person beneficially owns, directly or indirectly, or exercises control or direction over shares carrying more than 10% of the voting rights attached to all shares of the Company except a two companies operating as a nominee securities depository, the Canadian Depository for Securities, Inc. (“CDS & Co.”) and CEDE & Co. CDS & Co. appears as the registered holder of 29,758,428 shares of the Company representing 63.4% of the Company’s issued and outstanding shares as at the record date. CEDE & Co. appears as the registered holder of 5,652,773 shares of the Company representing 12.0% of the Company’s issued and outstanding shares as at the record date. The Company is not aware of the identities of beneficial owners of the shares held by CDS & Co.

DIRECTORS, INSIDERS AND THEIR COMPENSATION

The directors of the Company are elected at each AGM and hold office until the next AGM. In the event or resignation of a sitting director, the board of directors may act to appoint a replacement director until the next AGM. The Company is authorized to have up to five directors.

DIRECTOR COMMITTEES

The Company does not have an executive committee. The Company is required to have, and does have, an audit committee consisting of a majority of non-executive directors. The Company also has a compensation committee consisting of a majority of non-executive directors which recommends compensation for key employees and senior management. Members of the audit committee and the compensation committee are identified in the table below.

INDEBTEDNESS TO COMPANY OF DIRECTORS, EXECUTIVE AND SENIOR OFFICERS

There is no indebtedness of any director, executive officer, senior officer, proposed nominee for election as a director or associate of them, to or guaranteed or supported by the Company or any of its subsidiaries either pursuant to an employee stock purchase program of the Company or otherwise, during the most recently completed financial year.

COMPENSATION OF DIRECTORS

The Company has no arrangements, standard or otherwise, pursuant to which directors are compensated by the Company for their services in their capacity as directors of the Company, or for committee participation, involvement in special assignments or for services as consultant or expert during the most recently completed financial year or subsequently, up to and including the date of this information circular except for those arrangements providing compensation to directors also serving as “Named Executive Officers” as disclosed and described in the table in the section below entitled “Compensation of Named Executive Officers”.

PROPOSED CANDIDATES FOR ELECTION AS DIRECTORS AT THE AGM

The management of the Company proposes to nominate each of the following five (5) persons for election as a director. Each of the nominees are currently serving directors as of the date of this Information Circular and are therefore nominees for re-election as directors. Each of the nominees has indicated his willingness to continue service if re-elected. Nominations of additional directors may be made at the AGM, however, the names of such nominees are not known by management as of the date of this Information Circular. Information furnished by the nominees for director at the AGM and represented to be accurate as of the Record Date or the date indicated is summarized in the following table.

Name, Municipality of Residence and Position	Principal occupation and if not a previously elected director, occupation during the past 5 years	Previous Service as a Director	Number of Common Shares beneficially owned or directly or indirectly, controlled [3]
Richard L. McAdoo[1] Jakarta, Indonesia. President and Director	Certified Petroleum Geologist.	Since January-1999	4,010,334 shares 900,000 options 1,366,666 warrants
Gary Schell [2] Langley, BC, Canada Secretary and Director	Professional Engineer.	Since February-1994	1,823,955 shares [4] 1,700,000 options 990,000 warrants
Gary D. Wine Calgary, Alberta, Canada Non-Executive Director	Professional Geologist. Independent consulting practice.	Since 1997	236,300 Shares [5] 700,000 options No warrants
Paul L. Hayes Jr. [1,2] Stratton Mountain, VT, USA Non-Executive Director	Independent petroleum management consultant.	Since May-2003	17,300 shares 500,000 options No warrants
Stan Lichman [1,2] Vancouver, BC, Canada Non-Executive Director	Independent Tax Consultant and Advisor	Since July- 2001	125,000 shares 500,000 options No warrants

Notes:

1 Member of the audit committee.

2 Member of the compensation committee.

3 Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, as at November 30, 2003, based upon information furnished to the Company by individual directors. Unless otherwise indicated below, such shares are held directly.

4 Of the total 56,250 are escrow shares. 1,564,955 of these shares are held indirectly through Milner Downs Equestrian Centre Ltd. and Westax Precious Metals Ltd., both companies controlled by Mr. Schell. Milner Downs indirectly holds 1,500,000  options and 990,000 warrants for Mr. Schell.

5 Includes 37,500 escrow shares.

RESUME OF COMPANY'S CANDIDATES PROPOSED FOR RE-ELECTION AS DIRECTORS

The expertise and relevant educational background of the nominees for director are as follows:

•

Richard L. McAdoo holds a Bachelors degree in Geology and Masters degrees in Geophysics from Texas Tech University; and a Masters degree in Business Administration from Boston University. He is registered as a Certified Petroleum Geologist by the American Association of Petroleum Geologists. Actively involved in the international oil exploration and production business for the last 24 years, Mr. McAdoo has held a variety of technical and management positions in exploration and production for Mobil Oil Company, Phillips Petroleum Company, Jackson Exploration, Inc., Triton Energy Corporation, Tracer Petroleum Company, and others in many regions including the North Sea, Middle East, Africa, South America, FSU and Asia. Mr. McAdoo is currently a director, President and CEO of Apex Bengara and Apex Yapen. Prior to their acquisition by the Company Mr. McAdoo held a direct and an indirect share holding interest in both Apex Bengara and Apex Yapen.

•

Paul L. Hayes, Jr.'s experience includes over twenty years in each of the securities and energy industries.  After graduating in Petroleum Engineering from the University of Oklahoma, he was employed by Exxon in Venezuela.  After four years, he returned to the United States to get his MBA from Harvard University. Between the first and second years at Harvard he worked for Mobil Oil in New York City.  After graduating from Harvard, Amoco International in New York City then employed me as engineer in charge of South America.  He was later transferred to Argentina as assistant manager of the Comodoro Rividavia District.  After two years in Comodoro Rividavia and Buenos Aires he became assistant to the President of Amoco International in New York City.  When the Board of Amoco moved the International division back to Chicago, he left and became an oil analyst for William D. Witter, Inc.  He was with Witter for four years and then started his own NASD firm, Hayes Brothers Securities, Inc. in Greenwich CT.  After four years, he sold his office to Fahnestock & Co. and became head of research.  He left Fahnestock after two years and founded Hayes Resources, Inc., an oil and gas exploration company exploring in Texas, Oklahoma, New Mexico and the German North Sea. Next, he returned to Wall Street as an oil analyst for Oppenheimer & Co. (now CIBC World Markets). After eight years, he was recruited by the Chairman of Yorkton Securities to go to Canada as Senior Oil Analyst.  After fourteen months at Yorkton, the Chairman of Pannonian Energy asked him to help found an oil and gas exploration company.  The company was merged with San Joaquin Petroleum a public company and changed the name to Gasco Energy with holdings in Utah, Wyoming and California.  He resigned upon the completion of the merger. He was on the board of CAPCO Energy, an Orange County, CA exploration company starting in 2000.  He resigned in September of this year.  he joined the board of Rubicon Energy an Oklahoma coal bed methane gas producer in 2001.

•

Gary R. Schell is a professional engineer with over thirty years experience in resource exploration and development. He holds a bachelors degree in Mechanical Engineering from the University of Saskatchewan. He was the founder and President of Jet Energy Corp., Geoquest Resource Corporation, Tylox Resources Inc. and Tracer Petroleum Corporation, all resource companies with a significant focus in the oil and gas sector.

•

Gary D. Wine is a professional geologist and member of the American Association of Petroleum Geologists as well as the Canadian Society of Petroleum Geologists. He holds a bachelors degree in Geology from University of British Columbia. From 1978 to 1997 Mr. Wine held various positions with the Norcen group of companies, including exploration manager - Argentina, senior geologist responsible for prospect generation and regional studies in Northern Alberta and project geologist for Norcen's permits in Malaysia, Indonesia and Papua New Guinea.

•

Stan Lichman is a financial services professional and owner operator of an independent financial consultant and tax advisory business with offices in Toronto and Vancouver.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table (presented in accordance with the rules (the “Rules”) made under the Securities Act (British Columbia)) sets forth all annual and long term compensation for services in all capacities to the Company and its subsidiaries for the three most recently completed financial years (to the extent required by the Rules) in respect of each of the individuals who were, as at July 31, 2003 the Chief Executive Officer and the other most highly compensated executive officers and consultants of the Company (collectively "the Named Executive Officers") whose individual total compensation for the most recently completed financial year exceeds CDN$100,000 (US$ 65,000) including any individual who would have qualified as a Named Executive Officer but for the fact that individual was not serving as such an Officer at the end of the most recently completed financial year:

Summary Compensation Table
	Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary[1] ($)	Bonus[1] ($)	Other Annual Compensation[2] ($)	Securities Under Option Granted[3]	Restricted Shares or Units[4] ($)	LTIP Payouts[5] ($)	All Other Compensation[2] ($)
Gary R. Schell Director & Chairman	July 31/03	Nil	Nil	C$120,0002a	1,200,000	Nil	Nil	US$ 20,5002b
	July 31/02	Nil	Nil	C$120,0002a	1,400,000	Nil	Nil	US$ 24,0002b
	July 31/01	Nil	Nil	C$75,0002a	400,000	Nil	Nil	US$ 24,0002b
Richard L. McAdoo Director & President	July 31/03	Nil	Nil	US$115,0002c	Nil	Nil	Nil	US$ 2,5002d
	July 31/02	Nil	Nil	US$90,0002c	1,000,000	Nil	Nil	US$ 30,0002d
	July 31/01	Nil	Nil	US$90,0002c	400,000	Nil	Nil	US$ 17,5002d
James C. Haebig Chief Geophysicist Of Subsidiary	July 31/03	Nil	Nil	US$90,0002c	Nil	Nil	Nil	US$ 2,5002d
	July 31/02	Nil	Nil	US$90,0002c	1,050,000	Nil	Nil	US$ 30,0002d
	July 31/01	Nil	Nil	US$90,0002c	125,000	Nil	Nil	US$ 17,5002d
Craig Doctor Vice President Investor Relations	July 31/03	Nil	Nil	C$36,0002e	550,000	Nil	Nil	Nil
	July 31/02	Nil	Nil	C$36,0002e	600,000	Nil	Nil	Nil
	July 31/01	Nil	Nil	C$36,0002e	100,000	Nil	Nil	Nil

Notes to the Summary Compensation Table:

1

Salary & Bonus  The Company’s Named Executive Officers (“NEO’s) are not compensated directly by the Company and do not receive any salary or bonus directly from the Company. Instead, NEO’s are compensated indirectly as described in these notes below.

2

Other Annual Compensation and All Other Compensation  During the fiscal year periods indicated in the preceding Summary Compensation Table, other annual compensation and all other compensation has been paid indirectly to the NEO’s as follows(see section immediately following for details):

2a

The Company has paid or accrued to Milner Downs Equestrian Centre Ltd., a company controlled by Gary Schell, for personal management services provided by Mr. Schell at the Company’s Vancouver office the respective sums indicated in the above table during the period indicated.

2b

The Company's Continental-Wisdom-GeoPetro (Bengara-II) Ltd. and Continental-GeoPetro (Yapen) Ltd. subsidiaries have paid or accrued the sums of US$ 19,500 and US$ 1,000 respectively for fee services rendered by Mr. Schell in his capacity as a director of both subsidiaries. The Company is responsible for paying only its 60% joint venture share of these amounts.

2c

The Company's Continental-Wisdom-GeoPetro (Bengara-II) Ltd. subsidiary paid or accrued the respective sums indicated in the above table for geological evaluation and management services provided at its Jakarta office during the past financial year to Mr. Richard L. McAdoo and Mr. James C. Haebig. The Company is responsible for paying only its 60% joint venture share of these amounts.

2d

The Company's Continental-GeoPetro (Yapen) Ltd. subsidiary paid or accrued the respective sums indicated in the above table for geological evaluation and management services provided at its Jakarta office during the past financial year to Mr. Richard L. McAdoo and Mr. James C. Haebig. The Company is responsible for paying only its 60% joint venture share of these amounts.

2e

The Company has paid or accrued the respective sums indicated in the above table to Craig Doctor or to Doc’s Consulting Ltd., a company controlled by Mr. Doctor, for investor relations services provided by Mr. Doctor at Mr. Doctor’s Vancouver offices during the period indicated.

COMPENSATION OF NAMED EXECUTIVE OFFICERS BY SUBSIDIARIES

At July 31, 2003 all three of the NEO’s listed in the table above also serve as directors of both the Company’s 60% owned Indonesian Joint Venture Subsidiaries, namely Continental-Wisdom-GeoPetro (Bengara-II) Ltd. and Continental-GeoPetro (Yapen) Ltd. Two NEO’s, Mr. McAdoo and Mr. Haebig, reside in Jakarta, and are also serving officers of the Company’s Indonesian joint venture operating subsidiaries in the capacities of President and Vice President Geophysics respectively. Both also personally provide individual geological, geophysical and management services to each of the subsidiaries principally at the Jakarta offices. Such personal services are provided under annually renewable service agreements with each subsidiary. All  compensation paid to the NEO’s by the Company’s Indonesian joint venture operating subsidiaries is shared in the proportion of 40% by joint venture partners and 60% by the Company. The full 100% of the amount paid to each NEO by the Company’s Indonesian joint venture operating subsidiaries is shown in the above table without reduction for the joint venture partners share.

Since August 1, 1998 (the date of the Company’s acquisition of the Company’s Indonesian joint venture operating subsidiaries) Mr. McAdoo and Mr. Haebig have been paid or accrued monthly salaries by Continental-Wisdom-GeoPetro (Bengara-II) Ltd. of US$ 7,500 per month each. Commencing on January 1, 2001 Mr. McAdoo and Mr. Haebig have been paid or accrued monthly salaries by Continental-GeoPetro (Yapen) Ltd. of US$ 2,500 per month each. By order of its board of directors the US$ 2,500 per month payable to Mr. McAdoo and Mr. Haebig was terminated by Continental-GeoPetro (Yapen) Ltd. upon August 31, 2002. Mr. McAdoo's fees were increased to US$ 12,500 per month effective March 1, 2003 coincident with the farm out agreement dated March 3, 2003 with China Wisdom International (HK) Ltd. for his services as President and CEO of Continental-Wisdom-GeoPetro (Bengara-II) Ltd.

Since January 1, 2000 Mr. Schell has been paid or accrued a monthly fee of US$ 1,000 for services rendered as a director to each Company’s Indonesian joint venture operating subsidiaries.  By order of its board of directors the US$ 1,000 per month payable to Mr. Schell was terminated by Continental-GeoPetro (Yapen) Ltd. upon August 31, 2002. Mr. Schell's directors fees were increased to US$ 2,500 per month effective March 1, 2003 coincident with the farm out agreement dated March 3, 2003 with China Wisdom International (HK) Ltd. for service on the board of Continental-Wisdom-GeoPetro (Bengara-II) Ltd.

The entire amount of the compensation paid by the Company’s Indonesian joint venture operating subsidiaries to NEO’s for personal consulting and management services provided is expected to 1) qualify and count towards fulfillment of the respective subsidiary’s obligatory exploration work expenditure commitment under the and 2) expected to qualify as “cost recovery” pursuant to the respective Indonesian production sharing contracts. The full amount of such accumulated compensation costs may be recovered by the Company’s Indonesian joint venture operating subsidiaries from future petroleum production revenues in accordance with the cost recovery provisions of the respective production sharing contracts in the event that commercial petroleum production is achieved.

OPTION GRANTS AND EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR

Pursuant to a reservation order dated July 18, 2002 the Company awarded 5,200,000 new common share purchase stock options to 16 directors, officers, employees and consultants of the Company and its operating subsidiaries and affiliates. The options have an exercise price of US$ 0.15 each and are valid until July 30, 2004. New incentive stock options granted include some granted to Named Executive Officers and included in the amounts indicated in the Summary Compensation Table above.

The term and price of 1,320,000 incentive stock options expiring on December 12, 2002 were amended  by the Company during the most recently completed financial year. As originally granted the stock options carried an exercise price of C$ 0.60 each and were set to expire on December 12, 2002. As amended the exercise price of the options is reset at US$ 0.15 per share and the term extended to expire upon April 29, 2004.

In December 2002 500,000 common shares stock options were exercised by Mr. McAdoo and 390,000 were exercised by Mr. Haebig, both at an exercise price of US$ 0.15 per common share. In July 2003 Mr. Schell exercised 200,000 options at US$ 0.15.

RESTRICTED SHARES AND LONG TERM INCENTIVE PLAN AWARDS TABLE (LTIP)

The Company does not have a restricted shares program or LTIP as referred to in the Summary Compensation Table above, pursuant to which cash or non-cash compensation intended to serve as an incentive for performance (whereby performance is measured by reference to financial performance or the price of the Company's securities) to Named Executive Officers, directors or other employees.

MANAGEMENT CONTRACTS

Most management functions of the Company are performed to any substantial degree by a person other than the directors or senior officers of the Company who are listed in the table above and are serving the Company as Named Executive Officers.

Pursuant to a direct personal services agreement dated July 31, 2002, Mr. Richard L. McAdoo acts as President and provides executive and operational management services to the Company at no salary per month. Under the contract the Company reimburses Mr. McAdoo for personal family medical insurance, professional society memberships and out of pocket personal expenses incurred on behalf of the Company. Mr. McAdoo’s salary compensation is paid by the Company’s Indonesian joint venture operating companies as described herein above in the section entitled “Compensation Of  Named Executive Officers By Subsidiaries”.

Pursuant to a personal services agreement dated July 31, 2002 indirectly with Mr. Gary Schell through his personal company, Milner Downs Equestrian Center Ltd.,  Mr. Schell acts as Chairman and Secretary and provides management and administrative services to the Company at a fee of CDN$ 10,000 (US$ 6,500) per month.

Pursuant to a personal services agreement dated July 31, 2002 indirectly with Mr. Craig Doctor through his personal company, Doc’s Consulting Ltd.,  Mr. Doctor provides investor relations services to the Company at a fee of CDN$3,000 (US$ 1,900) per month.

TERMINATION OF EMPLOYMENT, CHANGES IN RESPONSIBILITY AND EMPLOYMENT CONTRACTS

The Company has no compensatory plan or arrangement in respect of compensation received or that may be received by any Named Executive Officer in the Company's most recently completed or current financial year to compensate such executive officer in the event of the termination of employment (resignation, retirement, change of control) or in the event of a change in responsibilities following a change in control, where in respect of the Named Executive Officer the value of such compensation exceeds $100,000.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

No insider or proposed nominee for election as a director of the Company and no associate or affiliate of the foregoing persons has or has had any material interest, direct or indirect, in any transaction since the commencement of the Company's last completed financial year or in any proposed transaction which in either such case has materially affected or will materially affect the Company, except for compensation paid or accrued to directors and named senior management as described above herein.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON AT THE AGM

Except as set out herein, no director or senior officer of the Company or any proposed nominee for election as a director of the Company, nor any associate or affiliate of the foregoing persons, has any substantial interest, direct or indirect, by way of beneficial ownership or otherwise, in matters to be acted upon at the AGM.

PARTICULARS OF MATTERS TO BE ACTED UPON AT THE AGM

The members will be asked at the AGM to consider and take action including voting in accordance with the Form of Proxy attached with regard to the following issues.

VOTE ISSUE – 1 : ELECTION OF DIRECTORS

The members will be asked to elect a slate of directors for the forthcoming year to serve until the next AGM. Nominees for election as directors at this AGM as proposed by management are the individuals listed below and described in the preceding section. Management recommends a vote “For” each of its nominees. Other nominees or alternate nominees may be made from the floor at the AGM. Unless such authority is withheld, the persons named in the enclosed Proxy intend to vote for the management’s recommended nominees: 1) Mr. R.L. McAdoo, 2) Mr. G.R. Schell, 3) Mr. G.D. Wine, 4) Mr. Paul L. Hayes, Jr. and 5) Mr. S. Lichman.

VOTE ISSUE – 2 : APPOINTMENT OF AUDITOR

The members will be asked to appoint the auditor for the ensuing year and authorize the directors to fix the remuneration to be paid to the auditor. Unless otherwise instructed, the proxies given pursuant to this solicitation will be voted for the appointment of Staley Okada,  Chartered Accountants, of Burnaby, British Columbia, as the auditor of the Company to hold office for the ensuing year at a  remuneration to be fixed by the directors.

VOTE ISSUE – 3 : APPROVE STOCK OPTIONS

The members will be asked to approve and ratify incentive stock options, and amendments to incentive stock options granted to insiders, directors, senior officers, employees or consultants of the Company which have not previously been approved by members and to authorize the directors in their discretion to grant stock options to insiders, directors, senior officers, employees or consultants and to amend stock options granted to insiders, directors, senior officers, employees or consultants, subject to all necessary regulatory approvals. The number of shares under option from time to time and the exercise prices of such options, and any amendments thereto, will be and have been determined by the directors in compliance with applicable regulations promulgated by regulatory authorities having jurisdiction. Unless such authority is withheld, the persons named in the enclosed Proxy intend to vote for the approval and ratification of the Stock Option and Amendments to Option Agreements Granted by the Board of Directors since the Last AGM and authorize the Directors at their Discretion to Grant future options in compliance with applicable regulations promulgated by regulatory authorities having jurisdiction.

VOTE ISSUE – 4 : RATIFY ACTS OF DIRECTORS AND OFFICERS

The members will be asked to confirm, ratify and approve all proceedings, resolutions, acts, deeds and things done, on behalf of the Company, by the Board of Directors, the Directors and the Officers of the Company during the year preceding the AGM and ending upon the date of this Notice. Unless such authority is withheld, the persons named in the enclosed Proxy intend to vote for the approval and ratification of the proceedings, resolutions, acts, deeds and things done by the Board of Directors, the Directors and the Officers of the Company during the year preceding the AGM and to authorize the Board of Directors, the Directors and the Officers of the Company to continue and proceed taking additional action on behalf of the Company during the ensuing year.

VOTE ISSUE – 6 : OTHER BUSINESS

Management of the Company is not aware of any other matter to come before the AGM other than as set forth in the notice of AGM. Matters may arise properly from the floor. If any other matter properly comes before the AGM, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

DATED THIS 12TH DAY OF DECEMBER 2003;   BY ORDER OF THE BOARD

“Richard L. McAdoo”

RICHARD L. MCADOO

PRESIDENT